EXHIBIT 5

BCE Inc.

March 7, 2007

To each of the entities listed below:
Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, LP
Stanfield Offshore Leveraged Assets, Ltd.
Motient Corporation MVH Holdings Inc.

Ladies and Gentlemen:

Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, LP (“Harbinger Special Situations”), Stanfield Offshore Leveraged Assets, Ltd. (“Stanfield” and, together with Harbinger Master and Harbinger Special Situations, the “Buyers”), Motient Corporation (“Motient”), MVH Holdings Inc. (“Sub”) and BCE Inc. (“BCE”) have agreed and hereby confirm as follows:

(1)        Waiver of Closing Conditions and Closing of Exchange. BCE hereby waives the closing conditions relating to the filing, delivery and effectiveness of the registration statement required by the Exchange Agreement, dated as of January 15, 2007 (the “Exchange Agreement”), among Motient, Sub and BCE. BCE, Motient and Sub each agree that all of the conditions to closing under the Exchange Agreement other than those that by their nature cannot be satisfied except at the closing have either been satisfied or waived. BCE, Motient and Sub agree to cause the remaining conditions to closing under the Exchange Agreement (i.e. delivery of opinions and closing certificates) to be satisfied (and to close the exchange contemplated by the Exchange Agreement) on March 8, 2007 or as soon thereafter as practicable.

(2)        Consent to Transfer; Registration Rights Agreement. Motient hereby consents to the transfer of shares contemplated by (3) below. On the date hereof, Motient and the Buyers are entering into a registration rights agreement with respect to the shares the Buyers are acquiring as contemplated by (3) below and other shares of Motient held by the Buyers.

(3)        Sale of Shares. Each Buyer agrees to purchase from BCE, and BCE agrees to sell to such Buyer, concurrently with the closing of the exchange under the Exchange Agreement, the number of shares of common stock of Motient set forth opposite its name in the table below for the aggregate purchase price set forth opposite its name in the table below (in each case, US$8.15 per share), payable in cash by wire transfer of immediately available funds to the account BCE specifies to such Buyer prior to the closing.

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Buyer	# of Shares	Aggregate Purchase Price
Harbinger Master	959,715	US$7,821,677.25
Harbinger Special Situations	1,540,285	US$12,553,322.75
Stanfield	2,000,000	US$16,300,000.00

Effective as of the closing of those purchases and sales:

(a)        Each Buyer gives the representations, warranties, acknowledgments and understandings set forth in Annex A hereto,

(b)        BCE represents and warrants to each Buyer that it has the corporate power and authority to sell to such Buyer the shares then being sold to such Buyer and that it is delivering good and valid title to such shares, free and clear of all liens other than liens created by such Buyer and

(c)        Motient and Sub, jointly and severally, hereby make the same representations and warranties to each Buyer that they made to BCE in Article III of the Exchange Agreement, except that for these purposes the representations and warranties contained in Section 3.3 of the Exchange Agreement shall be deemed to be made with respect to the registration rights agreement referred to in (2) above rather than to the agreements referred to in such section.

Motient agrees that the legal opinion and compliance certificate referred to in Sections 6.3 and 6.5 of the Exchange Agreement shall be addressed to each Buyer as well as to BCE.

(4)        Filing and Effectiveness of Resale Registration Statement. Motient agrees to file the resale registration statement contemplated by the registration rights agreements it has with BCE and the Buyers as soon as practicable after the date hereof, and to use commercially reasonable efforts to cause that resale registration statement to become effective as soon as practicable thereafter. The resale registration statement will name both BCE and each Buyer as selling stockholders.

*      *      *      *

No party to this letter agreement shall be permitted to assign its rights and obligations under this letter agreement without the written consent of the other parties. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the applicable principles of conflicts of law. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one single instrument. Litigation concerning any disputes arising under this letter agreement or the transactions contemplated hereby may be brought only in state or federal courts located in The City of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH LITIGATION.

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If the foregoing is in accordance with your understanding, please sign and return one counterpart of this letter to us, whereupon this letter will become a binding agreement among the parties that have executed it.

Very truly yours,

BCE INC.

By:___________________________

Accepted and agreed to as of the date first above written:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners Offshore Manager, LLC, as Investment Manager

By:___________________________

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, LP

By: Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:___________________________

STANFIELD OFFSHORE LEVERAGED ASSETS, LTD.

By:___________________________

MOTIENT CORPORATION

By:___________________________

MVH HOLDINGS INC.

By:___________________________

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Annex A

Private Placement Certifications

Each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, LP and Stanfield Offshore Leveraged Assets, Ltd. (each, a “Buyer”) is making the representations, warranties, acknowledgements and understandings with respect to itself set forth below in connection with the letter agreement, dated March 7, 2007 (the “Agreement”), among the Buyers, Motient Corporation (“Motient”), MVH Holdings Inc. (“Sub”) and BCE Inc. (“BCE”).

Each Buyer hereby represents and warrants to Motient, Sub and BCE that:

(i)	it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	it has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Motient common stock;

(iii)	its financial condition is such that it is able to bear all of the risks of an investment in Motient common stock;

(iv)	it is acquiring the Motient common stock for investment purposes for its own account and not with a current view to reselling the common stock; and

(iv)

it has reviewed information regarding Motient and had the opportunity to ask questions of and receive answers from Motient concerning Motient and its common stock and to obtain from Motient any additional information necessary to make an informed decision regarding an investment in Motient and its common stock.

Each Buyer acknowledges that it has entered into the Agreement without relying on any representation or warranty of Motient or any other person for purposes of making an investment decision with respect to Motient common stock.

Each Buyer acknowledges that in connection with the sale of Motient common stock pursuant to the Agreement BCE will not be providing any material regarding Motient. In addition, each Buyer acknowledges that BCE makes no representation or warranty, expressed or implied, as to the accuracy or completeness of any information publicly available with respect to, or provided or to be provided to such Buyer by, Motient, and nothing contained herein or in any documents provided to either Buyer in connection herewith shall be relied upon as a promise or representation by BCE.

Each Buyer understands that the Motient common stock being purchased by it has not been registered under the Securities Act on the ground that the sale provided for in the Agreement is exempt from registration under the Securities Act pursuant to Section 4(2) thereunder, and that the reliance of Motient and BCE on such exemption is predicated in part on such Buyer’s representations, warranties, acknowledgements and understandings set forth in this certificate. Each Buyer understands that the Motient common stock being purchased under the Agreement constitutes restricted securities within the meaning of Rule 144 of the Securities Act,

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that the common stock is not registered and must be held indefinitely unless it is subsequently registered or an exemption from such registration is available and that neither Motient nor BCE makes any representation in the Agreement as to the availability of Rule 144 or any other exemption under the Securities Act for the re-offer, resale, pledge or transfer of the common stock.

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